Exhibit 2.1

AMENDMENT TO PURCHASE AND ASSUMPTION AGREEMENT

THIS AMENDMENT is made November 14, 2012 by and between THE BRYN MAWR TRUST COMPANY, a Pennsylvania bank and trust company (“Purchaser”), and FIRST BANK OF DELAWARE, a Delaware chartered bank (“Seller”).

Recitals:

A. Seller and Purchaser entered into a certain Purchase and Assumption Agreement dated as of April 27, 2012, as amended by that certain Amendment to Purchase and Assumption Agreement dated October 12, 2012 (collectively, the “Purchase and Assumption Agreement”).

B. Seller and Purchaser desire to further extend the date by which the transaction contemplated by the Purchase and Assumption Agreement must be completed.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, Purchaser and Seller agree as follows:

1. Defined Terms. Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase and Assumption Agreement.

2. Termination Date. Section 11.1(a) of the Purchase and Assumption Agreement shall be amended and restated to read as follows:

“(a) by either Purchaser or Seller, in writing five (5) days in advance of such termination, if the Closing has not occurred by the later of (1) November 16, 2012, or (2) 30 days after the receipt of the last required Regulatory Approval (provided that no party shall be permitted to terminate this Agreement if the failure of the Closing to occur prior to such date arises out of or results from the actions or omissions of the terminating party);”

3. Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Delivery of a signed counterpart by any method of electronic transmission (including without limitation by telecopier or email) shall have the same legal effect as the delivery of an executed original.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Purchaser and Seller have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE BRYN MAWR TRUST COMPANY

By:	/s/ Francis J. Leto
Name:	Francis J. Leto
Title:	Executive Vice President and General Counsel

FIRST BANK OF DELAWARE

By:	/s/ Joseph J. Manion, Jr.
Name:	Joseph J. Manion, Jr.
Title:	Acting President and CEO